Exhibit 4.6.8

SUBSCRIPTION AGREEMENT

REUTERS GROUP PLC

EUR 250,000,000 Floating Rate Notes due November 2008

24 November 2006

To:	Citigroup Global Markets Limited
UBS Limited
(the “Lead Managers”)

cc:	Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Agent

Dear Sirs,

Reuters Group PLC (the “Issuer”) proposes to issue EUR 250,000,000 Floating Rate Notes due November 2008 (the “Notes”) pursuant to the £1,000,000,000 Euro Medium Term Note Programme established by it. The terms of the issue shall be as set out in the form of Final Terms attached to this Agreement as Annex A.

This Agreement is supplemental to the Amended and Restated Programme Agreement (the “Programme Agreement”) dated 9 June 2006 made between the Issuer and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

1.

Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Lead Managers jointly and severally agree to subscribe or procure subscribers for the Notes at a price of 99.95 per cent. of the principal amount of the Notes (the ‘‘Purchase Price”), being the issue price of 100 per cent. less a combined selling, management and underwriting commission of 0.05 per cent. of such principal amount.

2.	The settlement procedures set out in Part 2 of Annex A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:
(i)	the sum payable on the Issue Date shall represent the Purchase Price less any amount payable in respect of Managers’ expenses as provided in the agreement referred to in clause 3 of this Agreement;
(ii)	“Issue Date” means 28 November 2006 or such other time and/or date as the Issuer and the Lead Managers may agree; and
(iii)

“Payment Instruction Date” means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

3.	The arrangements in relation to expenses have been separately agreed between the Issuer and the Lead Managers.
4.	The obligation of the Lead Managers to purchase the Notes is conditional upon:
(i)

the conditions set out in clause 3(2) (other than that set out in clause 3(2)(e)) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references therein to “relevant Dealer” shall be construed as references to the Lead Managers); and

(ii)

the delivery to the Lead Managers on the Payment Instruction Date of certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer giving confirmation to the effect stated in paragraph (i) of this clause.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for any liability of the Issuer in relation to expenses as provided in the agreement referred to in clause 3 and except for any liability arising before or in relation to such termination), provided that the Lead Managers may in their discretion waive any of the aforesaid conditions (other than the condition precedent contained in clause 3.2(c) of the Programme Agreement) or any part of them.

5.

The Lead Managers may, by notice to the Issuer and after consultation with the Issuer if practicable, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer, if in the opinion of the Lead Managers, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for any liability of the Issuer in relation to expenses as provided in the agreement referred to in clause 3 of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

6.

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

7.	Clause 20 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.
8.

This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:	Reuters Group PLC
By:

We agree to the foregoing.

For:	Citigroup Global Markets Limited
UBS Limited

By:

ANNEX A TO THE SUBSCRIPTION AGREEMENT

Final Terms dated 24 November 2006

Reuters Group PLC

Issue of EUR 250,000,000 Floating Rate Notes due November 2008

under the £1,000,000,000

Euro Medium Term Note Programme

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the Prospectus dated 9 June 2006 as supplemented on 20 November 2006 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the “Prospectus Directive”). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus. The Prospectus and the supplemental Prospectus are available for viewing at and copies may be obtained from Reuters Group PLC, The Reuters Building, South Colonnade, Canary Wharf, London E14 5EP or Citibank N.A., 21st Floor, Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB and www.reuters.com.

1.	(i) Issuer:	Reuters Group PLC
2.	(i) Series Number:	2006-1
	(ii) Tranche Number:	Not Applicable
3.	Specified Currency or Currencies	Euros (“EUR”)
4.	Aggregate Nominal Amount:	EUR 250,000,000
	(i) Series:	2006-1
	(ii) Tranche:	Not Applicable
5.	Issue Price:	100 per cent. of the Aggregate Nominal Amount
6.	Special Denominations:	EUR 50,000 and higher multiples of EUR 1,000
7.	(i) Issue Date:	28 November 2006
	(ii) Interest Commencement Date	28 November 2006
8.	Maturity Date:	Interest Payment Date falling in or nearest to 28 November 2008
9.	Interest Basis:	3 month EURIBOR + 0.12 per cent. Floating Rate
10.	Redemption Payment Basis:	Redemption at par
11.	Change of Interest or Redemption/Payment Basis	Not Applicable
12.	Put/Call Options:	Not Applicable
13.	(i) Status of the Notes:	Senior

	(ii) Status of the Guarantee:	Not Applicable
	(iii) Date Board approval for issuance of Notes obtained:	Not Applicable
14.	Method of distribution:	Syndicated
PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
15.	Fixed Rate Note Provisions	Not Applicable
16.	Floating Rate Note Provisions	Applicable
	(i) Interest Period(s)	3 months
	(ii) Specified Interest Payment Dates:	28 February, 28 May, 28 August and 28 November in each year, commencing 28 February 2007 up to and including the Maturity Date
	(iii) Business Day Convention:	Modified Following Business Day Convention
	(iv) Additional Business Centre(s):	London and TARGET
	(v) Manner in which the Rate(s) of Interest is/are to be determined:	Screen Rate Determination
	(vi) Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Agent)	Not Applicable
(vii) Screen Rate Determination:
	- Reference Rate:	3 month EURIBOR
	- Interest Determination Date(s):	Second day on which the TARGET System is open prior to the start of each Interest Period
	- Relevant Screen Page:	Reuters page EURIBOR01
(viii) ISDA Determination:
	- Floating Rate Option: - Designated Maturity: - Reset Date:	Not Applicable Not Applicable Not Applicable
	(ix) Margin(s):	+ 0.12 per cent. per annum
	(x) Minimum Rate of Interest:	Not Applicable
	(xi) Maximum Rate of Interest:	Not Applicable
	(xii) Day Count Fraction:	Actual/360
	(xiii) Fall back provisions, rounding provisions and any other terms relating to the method of calculating interest on Floating	Not Applicable

Rate Notes, if different from those set out in the Conditions:
17.	Zero Coupon Note Provisions	Not Applicable
18.	Index-Linked Interest Note/other variable-linked interest Note Provisions	Not Applicable
PROVISIONS RELATING TO REDEMPTION
20.	Issuer Call:	Not Applicable
21.	Investor Put:	Not Applicable
22.	Final Redemption Amount of each Note	Par
23.	Early Redemption Amount

Early Redemption Amount(s) of each Note payable on redemption for taxation reasons or on event of default or other early redemption and/or the method of calculating the same (if required or if different from that set out in Condition 6(e)):

Par
GENERAL PROVISIONS APPLICABLE TO THE NOTES
24.	Form of Notes:	Bearer Notes:
Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note
25.	Additional Financial Centre(s) or other special provisions relating to Payment Days:	Not Applicable
26.	Talons for future Coupons or Receipts to be attached to Definitive Notes (and dates on which such Talons mature):	No
27.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable
28.	Details relating to Instalment Notes:	Not Applicable
	(i) Instalment Amount(s):	Not Applicable
	(ii) Instalment Date(s):	Not Applicable

29.	Redenomination, renominalisation and reconventioning provisions:	Not Applicable
30.	Other final terms:	Not Applicable
DISTRIBUTION
31.	(i) If syndicated, names of Managers:	Citigroup Global Markets Limited and UBS Limited
	(ii) Stabilising Manager(s) (if any):	Not Applicable
32.	If non-syndicated, name of relevant Dealer:	Not Applicable
33.	Whether TEFRA D or TEFRA C rates applicable or TEFRA rates not applicable:	TEFRA D
34.	Additional selling restrictions:	Not Applicable

LISTING AND ADMISSION TO TRADING APPLICATION

These Final Terms comprise the final terms required to list and have admitted to trading the issue of Notes described herein pursuant to the £1,000,000,000 Euro Medium Term Note Programme of Reuters Finance PLC and Reuters Group PLC.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in these Final Terms. The Issuer confirms that such information has been accurately reproduced and that, so far as it is aware, no facts have been omitted which would render the reproduced information inaccurate or misleading.

Signed on behalf of the Issuer:

By:

Duly authorised

PART B – OTHER INFORMATION

1.	LISTING
	(i) Listing:	London
2.	(ii) Admission to trading:	Application has been made for the Notes to be admitted to trading on the London Stock Exchange with effect from 28 November 2006
	(iii) Estimate of total expenses related to admission to trading:	EUR 151,000
3.	RATINGS
	Ratings:	The Notes to be issued have been rated:
Moody’s: A3 (Stable)
S&P: A- (Stable)
Fitch: A- (Stable)
4.	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE/OFFER
Save as discussed in “Subscription and Sale”, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.
5.	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
	(i) Reasons for the offer	Refinancing of maturing commercial paper
	(ii) Estimated net proceeds:	EUR 249,875,000
	(iii) Estimated total expenses:	Not Applicable
6.	YIELD (Fixed Rate Notes only):
	Indication of yield:	Not Applicable
7.	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE AND OTHER INFORMATION CONCERNING THE UNDERLYING (Index-Linked or other variable-linked Notes only)
Not Applicable
8.	PERFORMANCE OF RATE[S] OF EXCHANGE (Dual Currency Notes only)
Not Applicable
9.	OPERATIONAL INFORMATION
	ISIN Code:	XS0276892303
	Common Code:	027689230

Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable
Delivery:	Delivery against payment
Names and addresses of additional Paying Agent(s) (if any):	Not Applicable